American Safety Insurance Holdings, Ltd. Announces Resignation of Director

HAMILTON, Bermuda, May 11, 2011 – American Safety Insurance Holdings, Ltd. (NYSE:ASI)  today announced that Marilyn V. Hirsch, a member of the Board of Directors of the Company and Chair of the Finance Committee of the Board, has resigned from the Board effective as of May 11, 2011. The Board and management greatly appreciate Ms. Hirsch’s service and contributions to the Board and wish her the very best in her future endeavors.

About Us:
For 25 years, American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, has offered innovative solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd. and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company and American Safety Risk Retention Group, Inc. and American Safety Assurance (Vermont), Inc. and Victore Insurance Company.  As a group, ASI’s insurance subsidiaries and affiliates are rated “A” (Excellent) IX by A.M. Best. For additional information, please visit www.asih.bm.

Contacts:
American Safety Insurance Holdings, Ltd.	American Safety Administrative Services, Inc.
Investor Relations	Media Relations
Stephen R. Crim	Patrick Driscoll, CPA, CPCU
scrim@amsafety.bm	patrick.driscoll@amsafety.com
(441) 296-8560	(770) 916-1908